EXHIBIT 99.1

MEDIS SEEKS TRANSFER TO NASDAQ CAPITAL MARKET DUE TO
NONCOMPLIANCE WITH NASDAQ GLOBAL MARKET REQUIREMENTS

New York, NY (July 23, 2009) … Medis Technologies, Inc (Nasdaq:MDTL) said today that on July 17, 2009 it received a notice from The Nasdaq Stock Market that after the extension granted to the company, it is still not in compliance with the minimum stockholders’ equity for continued listing on Nasdaq Global Market.  Unless the company appeals the Staff’s determination, the company was notified by Nasdaq that trading of the company’s common stock would be suspended at the opening on July 28, 2009.

Medis will request a hearing before a Nasdaq Hearing Panel to present its plan for listing on the Nasdaq Capital Market.  On July 15, 2009 Medis requested that its common stock be transferred to the Nasdaq Capital Market per the application submitted on April 17, 2009.  The hearing request will stay the delisting of the company’s securities pending the panel’s decision.

The Nasdaq Capital Market operates in the same manner as the Nasdaq Global Market, and listed companies must meet certain financial requirements and corporate governance standards.  Medis believes that it meets the majority of the requirements for listing on the Nasdaq Capital Market, and will request a waiver of certain requirements due to the continued implementation of restructuring initiatives which Medis believes will allow the company to maintain compliance in the future.

About Medis Technologies Ltd.
Medis Technologies Ltd. (Nasdaq: MDTL) (www.medistechnologies.com), headquartered in New York,  is the first company in the world to market a personal and portable liquid fuel cell capable of providing electrical power to the mobile electronics marketplace. The Medis fuel cell features a patented, proprietary fuel formulation that utilizes borohydride to generate electricity upon activation; it is safe, clean, silent, and recyclable. First generation products include the Medis 24-7 Power Pack; 24-7 Xtreme Portable Power Solution; and the Medis Fuel Cell Power Emergency Kit.

Contact:
Omer Masud
Medis Technologies
omerm@medistechnologies.com
212-935-8484